                         LNG SALE AND PURCHASE CONTRACT

                                   (BADAK VI)



                                    BETWEEN



               PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA

                                  (PERTAMINA)



                                      AND

                         CHINESE PETROLEUM CORPORATION


                        EFFECTIVE AS OF OCTOBER 25, 1995

                               TABLE OF CONTENTS

                                                                                                                     Page
ARTICLE 1             -      DEFINITIONS                                                                                2
ARTICLE 2             -      SALE AND PURCHASE                                                                         10
ARTICLE 3             -      SOURCES OF SUPPLY                                                                         11
ARTICLE 4             -      TRANSPORTATION AND UNLOADING                                                              13
ARTICLE 5             -      ON-SHORE FACILITIES                                                                       20
ARTICLE 6             -      DURATION OF CONTRACT                                                                      23
ARTICLE 7             -      QUANTITIES                                                                                24
ARTICLE 8             -      CONTRACT SALES PRICE                                                                      33
ARTICLE 9             -      TRANSFER OF TITLE                                                                         36
ARTICLE 10            -      INVOICES AND PAYMENT                                                                      37
ARTICLE 11            -      QUALITY                                                                                   41
ARTICLE 12            -      PROGRAMMING AND SHIPPING MOVEMENTS                                                        42
ARTICLE 13            -      MEASUREMENTS AND TESTS                                                                    44
ARTICLE 14            -      DUTIES, TAXES AND CHARGES                                                                 52
ARTICLE 15            -      FORCE MAJEURE                                                                             54
ARTICLE 16            -      ARBITRATION                                                                               57
ARTICLE 17            -      APPLICABLE LAW                                                                            58
ARTICLE 18            -      AUTHORIZATIONS AND APPROVALS; FINANCING                                                   59
ARTICLE 19            -      CONFIDENTIALITY                                                                           60
ARTICLE 20            -      NOTICES                                                                                   61
ARTICLE 21            -      JOINT COORDINATING COMMITTEE                                                              63
ARTICLE 22            -      MISCELLANEOUS                                                                             64





SCHEDULE A            -      TESTING AND METHODS

This CONTRACT is made this 25th day of October, 1995

BETWEEN

1. PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA ("PERTAMINA"), P.O. Box 1012, Jalan Medan Merdeka Timur No.1A, Jakarta 10110, Indonesia; and

2.       CHINESE PETROLEUM CORPORATION, of 83 Chung Hwa Road, Taipei, Taiwan.

                                 WITNESSETH:

WHEREAS:

A. The Parties entered into a Memorandum of Understanding dated December 6, 1994 with respect to the sale and purchase of quantities of LNG during 1998 to 2017; and

B. The Parties now desire to enter into this Contract to formally provide for the terms and conditions upon which the LNG referred to above will be sold and purchased.

In consideration of the foregoing and the mutual promises and undertakings herein the Parties agree as follows:

                            ARTICLE 1 - DEFINITIONS

The terms or expressions set out below will have the following meanings in this Contract. Except as otherwise specifically provided, the singular shall include the plural or vice versa.

1.1      Actual Cubic Foot
         A volume equal to the volume of a cube whose edge is one foot.

1.2      Adverse Weather Conditions
         As defined in Section 4.5(b)(vi).

1.3      Affiliate
         As defined in Article 19.

1.4      Allowance
         The quantity of LNG by which Buyer reduces a Quantity Deficiency in respect of a given calendar year pursuant to the provisions of Section 7.3(d).

1.5      Allowance Restoration Period
         As defined in Section 7.3(d)(iv).

1.6      Allowed Laytime
         As defined in Section 4.5(b).

1.7      Annual Program
         As defined in Section 12.1(a).

1.8      Authorizations and Approvals
         As defined in Article 18.

1.9      British Thermal Unit (BTU)
         The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.0 Defrees F to 60.0 Degrees F at an absolute pressure of 14.696 pounds per square inch.

1.10     Business Day
         As to a given jurisdiction, every day other than Saturdays, Sundays, and national holidays (including compensatory days) in such jurisdiction.

1.11     Buyer
         Chinese Petroleum Corporation, a corporation organized under the laws of Taiwan or the successor in interest to such corporation or the permitted assignee of such corporation or such successor in interest.

1.12     Buyer's Facilities
         As defined in Section 5.1.

1.13     Buyer Force Majeure
         As defined in Section 4.7(a).

1.14     Cargo
         That quantity of LNG (stated in MMBTUs) which represents, for purposes of calculations hereunder, the maximum amount of LNG that can practicably be delivered by the LNG Tanker taking into account vessel capacity, port restrictions, and other relevant considerations.

1.15     Certificate
         As defined in Section 3.2(a).

1.16     Contract
         This LNG Sale and Purchase Contract, including Schedule A annexed hereto and forming a part hereof, as it may from time to time be amended, modified, varied or supplemented in accordance with Section 22.2.

1.17     Contract Sales Price
         As defined in Section 8.1.

1.18     Coordinated Maintenance Schedule
         As defined in Section 12.3.

1.19     Cubic Meter
         A volume equal to the volume of a cube whose edge is one meter.

1.20     Dedicated LNG Tanker
         For the Fixed Quantity periods 1998 and 1999, the Dedicated LNG Tanker shall be the "Dwiputra", an LNG tanker under long term time charter to Seller. For the Fixed Quantity Periods 2000 to 2017, the Dedicated LNG Tanker shall be a new-build LNG tanker with a loaded Cargo size of at least 135,000 cubic meters, with a discharge capacity of a full cargo in twelve (12) hours and having a design consistent with the requirements of Section 5.1.

1.21     Delivery Point
         The point at an Unloading Port where the flange coupling of Buyer's unloading line joins the flange coupling of the LNG discharging manifold on board the LNG Tanker.

1.22     ETA
         Estimated time of arrival as defined pursuant to Section 4.3(a)(i).

1.23     Event
         As defined in Section 4.5(c).

1.24     Excess Laytime
         As defined in Section 4.5(c).

1.25     Excess Laytime Allowance
         As defined in Section 4.5(c).

1.26     Financing
         As defined in Article 18.

1.27     Fixed Quantity
         As defined in Section 7.1.

1.28     Fixed Quantity Period
         As defined in Section 7.1.

1.29     Force Majeure
         As defined in Section 15.1.

1.30     Force Majeure Deficiency
         As defined in Section 7.6(a).

1.31     Gas Supply Area
         The areas in East Kalimantan, Indonesia, covered by production sharing contracts between Seller and Seller's Suppliers, and such other nearby contract areas as Seller may designate from time to time.

1.32     Gross Heating Value
         The quantity of heat expressed in British Thermal Units produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60.0 Degrees F and at an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.33     Joint Coordinating Committee
         The joint technical and operating committee provided for in Article 21.

1.34     Liquefied Natural Gas (LNG)
         Natural Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

1.35     LNG Element
         As defined in Section 8.1.

1.36     LNG Tankers
         The Dedicated LNG Tanker and Substitute LNG Tankers, and "LNG Tanker" means either the Dedicated LNG Tanker or a Substitute LNG Tanker.

1.37     Loading Port
         The port located at and forming a part of  Seller's Facilities.

1.38     Make-Good LNG
         As defined in Section 7.3(d)(iv).

1.39     Make-Good Obligation
         The obligation of Buyer as set forth in Section 7.3(d)(iv) to take and pay for LNG in an amount (measured in BTUs) equal to each Allowance exercised.

1.40     Make-Up LNG
         As defined in Section 7.5.

1.41     MMBTU
         One million (1,000,000) BTUs.

1.42     Natural Gas
         Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons, and non- combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

1.43     Ninety-Day Schedule
         As defined in Section 12.2.

1.44     Non-Utilization Cost
         As defined in Section 4.7.

1.45     Notice of Readiness
         The notice given at the time prescribed in Section 4.5(a) by the Master of an LNG Tanker or its agent to Buyer by letter, telegraph, telex, facsimile, radio or telephone that such LNG Tanker is ready to discharge LNG.

1.46     Parties
         Both Seller and Buyer, and "Party" means either of Buyer or Seller.

1.47     Port Charges
         All charges of whatsoever nature (including rates, tolls and dues of every description) in respect of an LNG Tanker entering, using or leaving a port, including charges made in respect of marking and lighting the port and charges in respect of work performed, services rendered or facilities provided.

1.48     Prime Rate
         The rate of interest announced from time to time by Citibank, N.A., New York ("Citibank") as Citibank's prime rate. The prime rate may not be the lowest rate charged by Citibank to its borrowers. If there is any doubt as to the Prime Rate for any period, a written confirmation signed by an officer of Citibank shall conclusively establish the Prime Rate in effect for such period. In the event that Citibank shall for any reason cease quoting a prime rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said prime rate.

1.49     Proved Remaining Recoverable Reserves
         Reserves which have been proved to a high degree of certainty by reason of actual completion, successful testing or in certain cases by adequate core analyses, and which are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material.

1.50     Quantity Deficiency
         As defined in Section 7.3(a).

1.51     Restoration Quantities
         As defined in Section 7.6(a).

1.52     Round-Up Request
         As defined in Section 7.3(a)(ii).

1.53     Seller
         Perusahaan Pertambangan Minyak dan Gas Bumi Negara ("PERTAMINA"), a State Enterprise of the Republic of Indonesia, or the successor in interest of such enterprise, or the permitted assignee of such enterprise or such successor in interest.

1.54     Seller's Facilities
         As defined in Section 5.2.

1.55     Seller's Gas Supply Obligation
         From time to time on any given date, the amount of Natural Gas required to satisfy all the remaining obligations of Seller on such date to supply LNG or Natural Gas from the Gas Supply Area both to Buyer and other buyers plus the amount of Natural Gas from the Gas Supply Area required to supply any additional commitment or commitments which Seller anticipates making.

1.56     Seller's Suppliers
         In respect of portions of the LNG to be sold hereunder :
         (a)     Total Indonesie and Indonesia Petroleum, Ltd.;
         (b) Virginia Indonesia Company, Lasmo Sanga-Sanga Limited, OPICOIL Houston, Inc., Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Virginia International Company;
         (c)     Unocal Indonesia Company;
         (d)     Indonesia Petroleum, Ltd.; and

         such other entities that may, from time to time, execute a Supply Agreement with Seller, and any successors and assigns of any of the aforesaid suppliers who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable Supply Agreement with Seller.

1.57     Seller's Transportation Arrangements
         The agreements between Seller and Seller's Transporter providing for the transportation of LNG hereunder, together with any amendment, modification or supplement thereto.

1.58     Seller's Transporter
         Each entity which contracts with Seller to provide transportation of LNG hereunder.

1.59     Standard Cubic Foot (scf)
         The quantity of Natural Gas, free of water vapor, occupying a volume of one Actual Cubic Foot at a temperature of 60.0 Degrees F and at an absolute pressure of 14.696 pounds per square inch.

1.60     Substitute LNG Tanker
         An LNG tanker, other than the Dedicated LNG Tanker, meeting the requirements of Section 5.3 and used by Seller for transporting LNG hereunder.

1.61     Supply Agreement
         As defined in Section 3.1.

1.62     Take-or-Pay Quantity
         As defined in Section 7.5.

1.63     Taiwanese Tax
         As defined in Section 14.3(c).

1.64     Tax Law
         As defined in Section 14.3(a).

1.65     Term
         As defined in Article 6.

1.66     Transportation Element
         As defined in Article 8.1.

1.67     Unloading Port
         The port at Yung An, near Kaohsiung, Taiwan, or such other port in Taiwan as is agreed to between Buyer and Seller.

1.68     U.S.CPI
         The United States Consumer Price Index (determined by reference to:
         All Urban Consumers (CPI-U); Unadjusted U.S. City Average; All items; with a base period of 1982-84 = 100) as published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.69     Used Laytime
         As defined in Section 4.5(a).

                         ARTICLE 2 - SALE AND PURCHASE

Seller agrees to sell and deliver at the Delivery Point, and Buyer agrees to purchase, receive and pay for, or to pay for if not taken, LNG, in the quantities, at the price and in accordance with the other terms and conditions of this Contract.

                         ARTICLE 3 - SOURCES OF SUPPLY

3.1 Sources of Supply

    The Natural Gas to be processed into LNG and sold hereunder is to be produced from the Gas Supply Area. Seller represents that Seller will maintain throughout the Term the right and ability to sell all quantities of LNG to be sold and delivered hereunder. In this connection, Seller undertakes to execute and deliver to Seller's Suppliers within six (6) months from the date hereof separate supply agreements with each of Seller's Suppliers under which agreements each of Seller's Suppliers respectively and Seller undertake to supply such quantities of Natural Gas in the aggregate as will be sufficient to permit Seller to meet its obligations under this Contract ("Supply Agreement"). At such time as the supply agreements have been executed and delivered Seller will execute and deliver and cause Seller's Suppliers to execute and deliver a certificate confirming to Buyer such fact. Notwithstanding any reference to Seller's Suppliers in this Contract, Seller is fully responsible for performance of all the obligations of Seller hereunder, and no contractual default of Seller's Suppliers shall excuse Seller from its full responsibility hereunder.

3.2 Reserves of Natural Gas

    (a) Seller has furnished Buyer with statements, each entitled "Certificate" and each dated on or prior to December 31, 1994 of DeGolyer and MacNaughton expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's Gas Supply Obligation as of the date hereof. Hereafter and throughout the Term, before committing additional Natural Gas from the Gas Supply Area to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry, qualified by reputation and experience in estimating reserves of oil and Natural Gas in subsurface reservoirs, the written statement (the "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area in an amount at least equal to Seller's Gas Supply Obligation. Seller shall provide Buyer with copies of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area. Seller shall also furnish allsupporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.

    (b) If, during the Term hereof, Seller obtains information from its activities (including the activities of Seller's Suppliers) in operating fields in the Gas Supply Area which indicates unforeseen adverse changes in the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area, Seller will promptly inform Buyer of such situation and will further inform Buyer of any measures which Seller may be required to take in order to fulfill its obligations under this Contract.

                    ARTICLE 4 - TRANSPORTATION AND UNLOADING

4.1 Transportation

    (a) At no cost to Buyer, except as otherwise provided herein, Seller shall be responsible for the transportation from Seller's Facilities to Buyer's Facilities of the LNG to be sold and delivered hereunder, using an LNG Tanker.

    (b) Seller may use any spare capacity of an LNG Tanker for purposes other than transporting LNG under this Contract and may schedule the use of an LNG Tanker to make deliveries hereunder to the extent necessary to make the best use of such spare capacity.

    (c) Seller shall use its best efforts to cause the LNG Tankers to comply with the regulations of, and to obtain all marine permits required by Taiwan and other relevant authorities respecting the operation of LNG Tankers. Buyer shall provide Seller with advice on a timely basis as to the requirements of Taiwanese regulations and shall use its best efforts to assist compliance therewith. Buyer shall reimburse to Seller any and all costs, including costs of modification required to be made to LNG Tankers, which are incurred by Seller as a result of the requirements of any governmental authority in Taiwan which differ from standard international maritime safety or other requirements, such as those established by the International Maritime Organization, the U.S. Coast Guard, the Japanese Maritime Agency or internationally recognized vessel classification societies. Seller agrees to limit such modifications to the extent strictly needed to comply with Taiwanese requirements and/or its obligations hereunder and will consult with Buyer before carrying out such modifications. Seller further agrees to refund any money paid to it under this Section 4.1(c) if the aforesaid international maritime requirements are subsequently changed so that they require the same modifications as were required by Taiwanese authorities.

4.2 Transportation During 1998 and 1999 Fixed Quantity Periods

    For the Fixed Quantity Periods 1998 and 1999 the LNG sold hereunder shall be transported on the Dwiputra or on a Substitute LNG Tanker.

4.3 Notices of LNG Tanker Movements and Characteristics of LNG Cargoes

    (a) With respect to each Cargo of LNG to be delivered hereunder, Seller shall give or shall cause the Master of the LNG Tanker delivering the same to give to Buyer at Buyer's Facilities the following notices:

         (i) a first notice, which shall be sent upon the departure of the LNG Tanker from the Loading Port and which shall set forth the time and date that loading was completed, the volume, expressed in Cubic Meters, of LNG loaded on board the LNG Tanker and the estimated time of arrival of the LNG Tanker at the sea buoy of the Unloading Port ("ETA");

         (ii) a second notice, which shall be sent forty-eight (48) hours prior to the ETA;

         (iii) a third notice, which shall be sent twenty-four (24) hours prior to the ETA;

         (iv) a final notice, which shall be sent five (5) hours prior to the ETA; and

         (v) a Notice of Readiness, which shall be given at the time prescribed in Section 4.5(a) below.

    (b) Within thirty-six (36) hours after departure of each LNG Tanker from the Loading Port, Seller shall notify Buyer, for Buyer's information only, of the following characteristics of the LNG comprised in the Cargo as determined at the time of loading:

         (i)     the Gross Heating Value per Standard Cubic Foot;

         (ii) the molecular percentage of hydrocarbon components and nitrogen; and

         (iii)   average temperature.

    The notices referred to in paragraphs (a) and (b) of this Section 4.3 shall be sent by telex or, if necessary, by radio. The notices referred to in subparagraphs (iii), (iv) and (v) of paragraph (a) shall be sent by both telex and radio.

4.4 Obligations of Buyer at Unloading Port

    (a) Buyer shall cooperate with the Master of an LNG Tanker directed to the Unloading Port to ensure the continuous and efficient delivery of LNG hereunder. Buyer shall provide, in accordance with the provisions of this Contract, a safe berth for prompt berthing of an LNG Tanker at Buyer's Facilities and shall operate Buyer's Facilities, or ensure that they are operated, so as to permit discharge of the Cargo of an LNG Tanker as quickly as possible. During discharge of each Cargo of LNG, Buyer shall return to the LNG Tanker natural gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the LNG Tanker design and commonly accepted operating practice for such LNG Tanker. The LNG to be sold and delivered hereunder shall be unloaded through manifold strainers of sixty (60) mesh (or such other mesh as shall be agreed from time to time by the Parties).

    (b) Buyer shall cause to be made available at an Unloading Port such tugs, fireboats, pilots and other services as are necessary for the purposes of safety and efficiency and are required by Taiwan authorities.

    (c) Seller shall pay, or shall cause Seller's Transporter to pay, all Port Charges in respect of LNG Tankers at the Unloading Port promptly when due, provided that Buyer shall reimburse to Seller the amount (if any) by which such Port Charges exceed the average of those generally payable for vessels of the same type and size in LNG unloading ports in Japan.

4.5 Demurrage at Unloading Port

    (a) Upon the arrival of an LNG Tanker at an Unloading Port (or off the Unloading Port if such LNG Tanker is prohibited from approaching or entering the Unloading Port by applicable safety regulations) the Master of the LNG Tanker or its agent shall give notice to Buyer or its agent that such LNG Tanker is ready to discharge LNG, berth or no berth ("Notice of Readiness"). A Notice of Readiness may be tendered on any day of the week or any hour of the day. Laytime used in unloading an LNG Tanker ("Used Laytime") shall begin to count upon the earlier of (i) four (4) hours from Notice of Readiness, except where such Notice of Readiness is given when the LNG Tanker is prevented from berthing because of night berthing restrictions in which case it shall begin to count from four (4) hours after the sunrise following such Notice of Readiness, or (ii) the LNG Tanker's being "all fast" in berth. Used Laytime shall continue to run until discharge and return lines have been disconnected and the LNG Tanker is cleared for departure.

    (b) "Allowed Laytime" at an Unloading Port shall be twenty-four (24) consecutive hours extended by any period of delay which is caused by:

         (i) reasons attributable to Seller, the LNG Tanker or its Master, crew, owner or operator, including but not limited to delays in departure due to quarantine, port regulation or documentary clearance to the extent so attributable;

         (ii) prevention or delay in an LNG Tanker attaining its full design discharge rate because of the condition of the Cargo;

         (iii)   Force Majeure;

         (iv) occupancy of the berth by another vessel if the LNG Tanker arrives more than one (1) day after the delivery date scheduled in the most recent Ninety-Day Schedule without the consent of Buyer; provided that such period of extension shall be equal to the lesser of (A) twenty-four (24) hours, or (B) the time elapsed between Notice of Readiness and the departure from the berth of such other vessel;

         (v) arrival of the LNG Tanker before the delivery date scheduled in the most recent Ninety-Day Schedule without the consent of the Buyer; provided that such period of extension shall be equal to the time elapsed (if any) between commencement of used laytime and the earlier of (A) 00:00 hours on the scheduled delivery date, or (B) completion of berthing; or

         (vi) "Adverse Weather Conditions", which for purposes hereof means weather and/or sea conditions actually experienced at the Unloading Port which are sufficiently severe either: (A) to prevent all LNG Tankers from proceeding to berth, discharging or departing from berth in accordance with the weather standards prescribed in the standard published regulations of the maritime agency of Taiwan, or (B) to cause an actual determination by the Master that it is unsafe for the LNG Tanker to berth, discharge or depart from berth. The period of delay to an LNG Tanker caused by Adverse Weather Conditions shall not be considered to extend past the time during which such Adverse Weather Conditions actually prevailed except where additional delay is caused by the occupation of the berth by another LNG Tanker.

    (c) In the event Used Laytime exceeds Allowed Laytime (such excess being herein referred to as "Excess Laytime"), Buyer shall pay to Seller demurrage determined in accordance with the following formula:

                         (TE - U.S.$0.12 / MMBTU) x Cargo
                         --------------------------------  x Days
                                       10

         where :

         TE      =        the Transportation Element applicable at the time the
                          demurrage occurs;

         Days    =        the duration in days (or parts thereof) of the Excess
                          Laytime.

    provided, however, that demurrage shall only be payable under this Section
    4.5 (c) to the extent that an event of Excess Laytime ("Event") exceeds a certain allowance period ("Excess Laytime Allowance"). Such Excess Laytime Allowance shall be limited to:

         (i)     six (6) hours per Event; and

         (ii) twelve (12) hours in the aggregate for all prior Events during a period of sixty (60) days ending on the date the Event in question arises.

    Seller shall invoice Buyer for demurrage amounts due under this Section 4.5 at the end of each calendar month, and Buyer shall pay such invoices in accordance with the terms of Section 10.2.

4.6      Effect of Unloading Port Delays; Excess Boil-Off

         (a) Notwithstanding the provisions of Section 11.1, if the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in Section 11.1 by reason of boil-off occurring during a delay in unloading an LNG Tanker of more than forty-eight (48) hours after

                 Notice of Readiness has been given, such LNG shall be deemed to have met the quality specifications of this Contract regarding the Gross Heating Value.

         (b) If an LNG Tanker is delayed in berthing and/or commencement of unloading for a reason that would not result in an extension of allowed laytime under Section 4.5(b), and if, as a result thereof, the commencement of unloading is delayed beyond thirty (30) hours after Notice of Readiness has been given, then, for each full hour by which commencement of unloading is delayed beyond such thirty (30) hour period, Buyer shall pay Seller an amount, on account of excess boil-off, equal to the Contract Sales Price multiplied by the number of MMBTUs per hour by which such boil-off reduces the aggregate number of BTUs of a Cargo at berth, provided, however, that Buyer shall not pay for any boil-off which exceeds the boil-off performance undertaking by Seller's Transporter as agreed under Seller's Transportation Arrangements for the applicable LNG Tanker. The hourly BTU reduction rate to be applied for such purpose shall be determined by actual boil-off experience as determined at appropriate intervals.

4.7      Non-Utilization Cost

         (a) If there is an event of force majeure pursuant to Section 15.1 affecting Buyer's performance of its obligations hereunder ("Buyer Force Majeure") which results in an LNG Tanker being unutilized and there is an expected Force Majeure Deficiency, then Buyer shall pay to Seller on account of such non-utilization an amount in U.S.$ ("Non-Utilization Cost") determined in accordance with the following formula:

                                       FMD  x  (TE - U.S. $0.12/MMBTU)
                 Where:

                 FMD      =       the Force Majeure Deficiency resulting from a
                                  Buyer Force Majeure in MMBTUs; and

                 TE       =       Transportation Element applicable at the time
                                  such Force Majeure Deficiency occurs.

         (b) Any Non-Utilization Cost payable hereunder shall be reduced to the extent that the LNG Tanker is utilized to deliver to a third party LNG which would otherwise have been purchased and received by Buyer had a Buyer Force Majeure not occured.

         (c)     Seller shall invoice Buyer for amounts due under this Section
                 4.7 on a monthly basis and Buyer shall pay such invoice in accordance with Section 10.2.

                       ARTICLE 5  -  ON-SHORE FACILITIES

5.1      Buyer's Facilities

         Buyer has heretofore constructed or will further construct LNG receiving terminal facilities at an Unloading Port as may be necessary to fulfill Buyer's obligations to receive LNG hereunder ("Buyer's Facilities"). Such facilities shall include without limitation, the following:

    (a) Berthing facilities capable of receiving an LNG Tanker having an overall length of up to three hundred (300) metres, a beam of up to fifty (50) metres and a draft of up to eleven (11) metres, which the LNG Tankers can always safely reach, fully laden, and safely depart, and at which an LNG Tanker can lie safely berthed and discharge safely afloat at all times;

    (b) Unloading facilities capable of receiving LNG at a rate which will permit the discharging of a Cargo from an LNG Tanker within twelve
         (12) hours of pumping time at the full pumping rate specified by the LNG Tanker design;

    (c) A vapor return line system of sufficient capacity to transfer to the LNG Tanker quantities of natural gas necessary for the safe unloading of LNG at such rates, pressures and temperatures as may be required by the LNG Tanker design;

    (d) Systems for timely provision of an LNG Tanker with adequate fresh water, low sulfur fuel oil (until such time as Buyer has bunker oil available) and diesel oil if necessary;

    (e) Facilities allowing access to the LNG Tanker from onshore adequate for the handling and delivery of ship's stores, provisions and spare parts to the LNG Tanker;

    (f) Shore based tanks and loading lines for liquid nitrogen adequate to service the LNG Tanker;

    (g) LNG storage tanks of adequate capacity to receive and store a Cargo of LNG upon each scheduled arrival of an LNG Tanker;

    (h) Appropriate systems for necessary radio communications with an LNG Tanker; and

    (i)  Regasification facilities.

5.2      Seller's Facilities

         Seller's facilities shall comprise Natural Gas reservoirs, Natural Gas production and treatment facilities in and transportation facilities from the Gas Supply Area including without limitation those facilities located at Bontang Bay, East Kalimantan for treatment, compression, liquefaction, processing, transmission, storage, berthing and loading, and utilities, together with such expansion or modification of the foregoing as may be necessary, to fulfill its obligations hereunder ("Seller's Facilities").

5.3      Compatibility of Buyer's Facilities and LNG Tankers

    (a) Seller shall cause the LNG Tankers to be compatible with Buyer's Facilities existing as of the effective date of this Contract.

    (b) Buyer shall ensure, at no cost to Seller, that any construction or modification of Buyer's Facilities after the effective date of this Contract, in addition to meeting the requirements of Section 5.1, is compatible with the LNG Tankers.

    (c) Seller and Buyer shall consult to determine the most effective manner to achieve the compatibility referred in (a) and (b) above; provided, however, that Buyer shall have the right to request modifications to the LNG Tanker to be carried out entirely at Buyer's expense and such request shall not be unreasonably refused.

5.4      Fuel, Liquid Nitrogen and Fresh Water

         Buyer, at no cost to Seller, shall provide at Buyer's Facilities adequate systems to supply in a safe and efficient manner the requirements of an LNG Tanker for low sulphur fuel oil (or, when available, bunker oil) and diesel oil and shall further arrange for the supply of the requirements of an LNG Tanker for liquid nitrogen and fresh water. Subject to reasonable advance notice (not in any event to be less than seven (7) days) prior to arrival of an LNG Tanker, Buyer shall at all times during the term of this Contract cause adequate supplies of such products to meet the requirements of an LNG Tanker to be available for sale at Buyer's Facilities on the terms and conditions generally prevailing for long-term contracts for such items in ports in Taiwan. Seller will have at all times throughout the Term the right to purchase low sulfur fuel oil (thereafter bunker oil at such time it is available to Buyer) and diesel requirements of the Dedicated Vessel (and of any Substitute LNG Tanker during the time it is in service hereunder) from Buyer or its nominee on such generally prevailing terms and conditions.

                       ARTICLE 6  -  DURATION OF CONTRACT

This Contract shall be effective on the date hereof and shall continue in effect until the expiration of the parties' respective obligations to sell and purchase LNG as provided in Article 7 or the earlier termination of this Contract pursuant to Article 18 ("Term"). The Term may be extended on such terms and conditions as are agreed between the Parties no later than five (5) years prior to the expiry of the Term.

                            ARTICLE 7  -  QUANTITIES

7.1      Required Deliveries

         During each calendar year specified below (each such period being called a "Fixed Quantity Period"), Seller shall sell and deliver to Buyer, and Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, the quantity of LNG having a heating value as specified for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:

         FIXED QUANTITY PERIOD                                FIXED QUANTITIES
         (CALENDAR YEAR)                                     (BILLIONS OF BTUS)
         ---------------                                     ------------------
         1998                                                        5,187
         1999                                                       38,903
         2000                                                       88,179
         2001-2017                                                  95,500

         The above Fixed Quantities are subject to adjustment as provided in
         Section 7.3(a). After giving effect to any such adjustment, the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted, and the respective obligations of Seller to sell and deliver, and of Buyer to purchase, receive and pay for, or pay for if not taken, the Fixed Quantity of LNG in any Fixed Quantity Period shall apply to the applicable Fixed Quantity as so adjusted.

7.2      Deliveries

         Within each Fixed Quantity Period, the quantities to be delivered by Seller and received by Buyer shall be delivered at rates and intervals and in quantities which are reasonably constant over the course of such Fixed Quantity Period and give effect to the maintenance, downtime and shipping schedules provided for in Article 12, so as to assure, as nearly as possible, continuous full utilization of the LNG Tankers, an even production rate at Seller's Facilities, and even rates of deliveries at Buyer's Facilities.

7.3      Buyer's Obligation to Take or Pay

         (a) If, during any Fixed Quantity Period, Buyer should fail to take the full Fixed Quantity applicable thereto, Buyer shall pay Seller, at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period, for the quantities of LNG required to be purchased but which were not taken by Buyer during such Fixed Quantity Period (any such quantity deficiency being called a "Quantity Deficiency"), subject, however, to paragraphs (b), (c) and (d) below and the following:

                 (i) if, after taking into account all adjustments provided for in this Section 7.3 including any Allowance that has been exercised, there remains a Quantity Deficiency for Buyer at the end of any Fixed Quantity Period, Buyer may carry forward and add to the Fixed Quantity for the next succeeding Fixed Quantity Period:

                          (A) the full amount when such Quantity Deficiency amounts to less than a Cargo; or

                          (B) any fractional portion of a Cargo when the Quantity Deficiency exceeds a Cargo.

                          Amounts so carried forward shall not be included in such Quantity Deficiency.

                 (ii)     if, at the time an Annual Program is developed under
                          Section 12.1, it is estimated that Buyer will have a Quantity Deficiency in the year which is the subject of such Annual Program in an amount that is less than a Cargo, Buyer shall have the right to request an increase in the quantity which Buyer wishes to take during such subject year in an amount sufficient to fill up such Cargo (such right being hereinafter referred to as Buyer's "Round-Up Request"). If Buyer does not make a Round-Up Request or if Seller does not accept such Round-Up Request, the non- delivery of the partial Cargo of LNG shall not constitute a failure of Seller to make LNG available for sale for the purpose of Section 7.3(b). No such Round-Up Request shall, however, operate to increase Buyer's Fixed Quantity under this Contract. However, Buyer shall have a take-or-pay obligation in respect of LNG quantities that have been the subject of a Round-Up Request which is accepted by Seller; and

                 (iii) if, at the end of any Fixed Quantity Period, Buyer has purchased and received quantities of LNG hereunder in excess of the Fixed Quantity of Buyer for such Fixed Quantity Period other than Make-Up LNG, Make-Good LNG, or Restoration Quantities, the excess shall be applied to reduce the Fixed Quantity of the next Fixed Quantity Period.

         (b) The obligation (set forth in paragraph (a) above) of Buyer to pay for Fixed Quantities not taken in any Fixed Quantity Period shall be reduced by the quantity of LNG which Buyer was unable to purchase because of an event of Force Majeure affecting either Seller or Buyer or because of Seller's failure for any other reason to make such quantity available for sale in accordance with this Contract.

         (c) In calculating the quantity of LNG delivered by Seller and purchased by Buyer for each Fixed Quantity Period, quantities delivered and purchased within the first five (5) days of the next Fixed Quantity Period shall be included, provided such quantities were scheduled in the Annual Program for the Fixed Quantity Period with respect to which the calculation is being made.

         (d) The obligation of Buyer pursuant to paragraph (a) above to pay for quantities not taken may be reduced by the exercise of an allowance as follows ("Allowance") :

                 (i) Buyer may only exercise an Allowance by delivering written notice to Seller, as described in Section 7.3(d)(ii). A notice of exercise of an Allowance, once given, may not be later withdrawn. Provided, however, that corrections of clerical or arithmetic errors may be made at any time;

                 (ii) each notice of exercise of an Allowance shall specify the quantity of LNG subject to the Allowance. Such notice shall be given pursuant to Section 12.1 or by notice to Seller no later than sixty (60) days prior to the scheduled date of loading of the Cargo to which the Allowance specified in any such notice relates;

                 (iii) no Allowance can be exercised if its exercise would result in Buyer's aggregate outstanding Allowances exceeding six decimal four percent (6.4%) of the Fixed Quantity for the Fixed Quantity Period in which the Allowance is desired to be exercised. For the purposes of this Section 7.3(d)(iii), and subject to the provisions of Section 7.3(d)(viii), an Allowance, or portion thereof, shall be deemed outstanding until either Make-Good LNG is taken pursuant to Section 7.3(d)(iv), or payment is made pursuant to Section 7.3(d)(vi);

                 (iv) each Allowance shall be made good in full (even if it amounts to a fractional portion of a Cargo) by the purchase of an equal quantity of LNG in excess of Fixed Quantities ("Make-Good LNG") within a period commencing January 1 of the year following the Fixed Quantity Period in relation to which such Allowance was exercised and ending with the earlier of the expiration of five (5) calendar years or March 31, 2018 ("Allowance Restoration Period"). Any Make-Good LNG purchased after the expiration of the last Fixed Quantity Period but prior to March 31, 2018 shall be paid for at the LNG Element in effect as of the date of delivery plus the actual transportation costs incurred in delivering the Make-Good LNG. Buyer may not satisfy a Make- Good Obligation or any part thereof during a Fixed Quantity Period until it shall first have taken its Fixed Quantity for such Fixed Quantity Period. If Buyer has more than one Allowance outstanding, the Make-Good Obligations in respect thereof shall be satisfied in the same chronological order in which such Allowances were exercised;

                 (v) every request for Make-Good LNG, shall specify the Allowance to which such request relates;

                 (vi) if, at the expiration of the Allowance Restoration Period, a Make-Good Obligation has not been satisfied in full, Buyer pursuant to Section 7.3(d)(iv) shall pay Seller for any unsatisfied portion of the Make-Good Obligation at the Contract Sales Price (reduced to exclude that portion of the Transportation Element related to voyage costs) in effect as of the last day of such Allowance Restoration Period. Buyer shall have the right to request Make-Up LNG pursuant to Section 7.5 with respect to any such payment;

                 (vii) Seller shall not be obligated to reserve any LNG production or shipping capacity for the purposes of permitting Buyer to satisfy Make-Good Obligations; and

                 (viii) in the event that Buyer requests quantities of LNG to satisfy a Make-Good Obligation pursuant to Section 7.3(d)(v) which Seller is unable to make available for any reason, including Force Majeure, the following provisions shall apply:

                          (A) Buyer shall be relieved from the obligation pursuant to subparagraph (vi) to pay for such requested quantity as of the expiration of the Allowance Restoration Period relating thereto, except in the case where Section 7.3(d)(viii)(C) requires such payment;

                          (B) such requested quantities shall be deemed not outstanding for the purposes of Section 7.3(d)(i) until Seller shall (whether during or after the Allowance Restoration Period) have offered the same to Buyer but shall then be outstanding if Buyer does not accept such offer; any change in the quantity outstanding due to a failure to accept such an offer shall not result in an acceleration of any then outstanding Make-Good Obligations; and

                          (C) such requested quantities shall be scheduled for delivery at any time prior to the expiration of the last Fixed Quantity Period as mutually agreed by Seller and Buyer. If such requested quantities have not been scheduled as of the end of the last Fixed Quantity Period and should Seller be unable to deliver such requested quantities during the three (3) months following the last Fixed Quantity Period, Buyer shall have no further obligation in respect thereof. If Seller gives Buyer reasonable notice that such requested quantities are available during such three-month period but Buyer does not take such quantities, Buyer shall then make the payment required under Section 7.3(d)(vi).

7.4      Force Majeure Allocation

         (a) Whenever deliveries of LNG by Seller under this Contract must be reduced by reason of an event or circumstance of Force Majeure affecting Seller's Facilities an allocation of quantities then available for sale at the Seller's Facilities will be made between Buyer and other purchasers of LNG from Seller's Facilities. At such times, the total quantities available for sale from Seller's Facilities shall be allocated among the purchasers therefrom (including Buyer) pro rata in the ratio of their respective quantities which are eligible for allocation as provided below. The quantities eligible for such allocation shall, as to Buyer, be the portion of the Fixed Quantities to be purchased hereunder during the period of such Force Majeure and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from Seller's Facilities during the period of such Force Majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG over a term of at least fifteen (15) years.

         (b) If such an event of Force Majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in paragraph (a) above, but is of such an extent as to prevent Seller from producing and loading all Make-Up LNG, Make-Good LNG and Restoration Quantities scheduled for delivery from Seller's Facilities to Buyer and equivalent quantities for the same purposes scheduled for delivery from Seller's Facilities to other purchasers under LNG sales contracts providing for deliveries over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyer and such other purchasers in proportion to the respective quantities so scheduled.

         (c) Whenever deliveries of LNG by Buyer under this Contract must be reduced by reason of a Buyer Force Majeure, an allocation of quantities then able to be received at Buyer's Facilities will be made between Seller and other suppliers of LNG to Buyer. At such times, the total quantities able to be received by Buyer's Facilities shall be allocated among the suppliers therefrom (including Seller) pro rata in the ratio of their respective quantities which are eligible for allocation as provided below. The quantities eligible for such allocation shall, as to Seller, be the portion of the Fixed Quantities to be sold hereunder during the period of such Force Majeure and, as to other suppliers, be those fixed or contract quantities of LNG which are committed for sale to Buyer during the period of such Force Majeure in satisfaction of Buyer's contracts with other suppliers which provide for sales of LNG to Buyer over a term of at least fifteen (15) years.

7.5      Take-or-Pay Make-Up

         If, pursuant to Section 7.3(a) or Section 7.3(d)(vi), Buyer shall have paid for any quantity of LNG which was not taken by Buyer ("Take-or-Pay Quantity"), then, in any subsequent year, Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG ("Make-Up LNG") (to the extent not previously made up). Buyer may request Make-Up LNG by giving written notice to Seller as provided in Section 12.1. If, during any year for which Make-Up LNG has been requested, (i) Seller has uncommitted quantities of LNG available for such purpose, (ii) Seller has available LNG Tanker capacity which may be used to transport such Make-Up LNG, and (iii) Buyer shall have first taken and paid for the Fixed Quantity for such year, then Seller shall sell and deliver to Buyer the quantity of Make-Up LNG requested; provided, however, that after the expiration of three (3) months following the end of the last Fixed Quantity Period such Make-Up LNG shall only be made available if either Seller has at the time uncommitted shipping capacity available for the purpose or Buyer provides transportation. Buyer's right to purchase Make-Up LNG under this Section 7.5 shall expire on December 31, 2018 unless Buyer shall have requested Make-Up LNG during the year 2017 or by January 15, 2018 pursuant to Section 12.2 and Seller shall have had insufficient uncommitted LNG to meet such request. In such circumstances, the parties shall consult to agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Take-or-Pay Quantity not made up by December 31, 2018. Buyer shall pay for Make-Up LNG at the Contract Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of all or that part of the Take-or-Pay Quantity being made up by such sale; provided, however, that any Make-Up LNG delivered after the end of the last Fixed Quantity Period shall be paid for at the LNG Element in effect as of the date of delivery (reduced by the amount previously paid as the LNG Element on account of all or that part of the Take-or-Pay Quantity being made up by such sale) plus the actual transportation costs incurred in delivering the Make-Up LNG. Take-or-Pay Quantities shall be made up, and prior payments applicable thereto applied, in the same chronological order in which such quantities accrued.

7.6      Force Majeure Deficiency

         (a) If, during any Fixed Quantity Period or Fixed Quantity Periods, all or any portion of the Fixed Quantity of LNG required to be taken by Buyer therein is not delivered by Seller or taken by Buyer by reason of Force Majeure (any such quantity not taken for such reason being called a "Force Majeure Deficiency"), the Parties shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and Buyer purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period. In the event that, despite such best efforts, Seller fails to deliver or Buyer fails to take delivery of the outstanding Restoration Quantities by the end of 2017, then any obligation of Seller to deliver and Buyer to take delivery of such Restoration Quantities shall cease on such date. The quantities to be restored ("Restoration Quantities") will be scheduled for delivery pursuant to Article 12 at the mutual convenience of the Parties. As between a Force Majeure Deficiency resulting from Force Majeure affecting Seller and a Force Majeure Deficiency resulting from a Buyer Force Majeure, the Restoration Quantities applicable thereto shall be scheduled in the chronological order in which the Force Majeure events arose. Buyer shall pay for Restoration Quantities at the Contract Sales Price in effect as of the date of delivery. In the case of Restoration Quantities arising from a Buyer Force Majeure, that part of the invoice relating to the Transportation Element for the quantities being restored will be reduced by the amount of any Non-Utilization Cost previously paid under Section 4.7 in respect of such quantities.

         (b) If a Buyer Force Majeure causes a reduction in deliveries of LNG and if Seller sells to third parties quantities of LNG which Buyer is unable to purchase, then the Force Majeure Deficiency shall be reduced by the amount, if any, that Seller's Gas Supply Obligation (including amounts so sold to third parties) exceeds the estimate of Proved Remaining Recoverable Reserves stated in the most recent Certificate as a result of such sales.

7.7      Allocation for Make-Good LNG, Make-Up LNG and Restoration Quantities

         Whenever Make-Good LNG is requested under Section 7.3(d), Make-Up LNG is requested under Section 7.5 and/or Restoration Quantities are requested under Section 7.6(a) by Buyer and quantities are requested for similar purposes by other purchasers from Seller's Facilities under contracts which provide for sales of LNG over a term of at least fifteen (15) years, and uncommitted quantities of LNG are not available from Seller's Facilities to meet all such requests, then the quantities of LNG which are available from Seller's Facilities for such purposes shall be allocated, as between Buyer on the one hand and such other purchasers on the other hand, based on the proportion of the contract quantities of each requesting purchaser to the total of the contract quantities of all of the requesting purchasers.

7.8      Order of Priority of Make-Good LNG, Make-Up LNG and Restoration
         Quantities

         Make-Good LNG requested under Section 7.3(d) and Make-Up LNG requested under Section 7.5 and Restoration Quantities under Section 7.6(a) shall be delivered and taken in the following order:

                 (i)      Make-Up LNG;
                 (ii)     Make-Good LNG; and
                 (iii)    Restoration Quantities.

         Provided, however, that Buyer and Seller may agree from time to time to alter the order of the foregoing for a specific purpose and period of time, and after each such period the above order of priority shall be restored.

                        ARTICLE 8 - CONTRACT SALES PRICE

8.1      Formula Calculation of Price

         The contract sales price applicable to the quantities of LNG to be sold and delivered at the Delivery Point and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by Buyer hereunder, expressed in United States Dollars per million British Thermal Units (U.S.$/MMBTU) ("Contract Sales Price"), shall comprise an LNG element ("LNG Element") and a transportation element ("Transportation Element") and shall be determined and adjusted from time to time in accordance with the provisions of this
         Article 8. The Contract Sales Price to be applied to the BTUs comprising each Cargo shall be that Contract Sales Price in effect as of the date of completion of unloading of such Cargo.

8.2      LNG Element

         (a) The LNG Element included in the Contract Sales Price shall be calculated according to the following formula:

               9             A         1         U.S.CPIn
         LE = --- (Po x ----------) + --- (Po' x --------) + C
              10        U.S.$18.00    10         U.S.CPIo

where:

         LE      =        the LNG Element (expressed in U.S.$/MMBTU);

         Po      =        U.S.$3.06/MMBTU;

         A       =        the arithmetic average of the realized export prices
                          per barrel in U.S. Dollars, f.o.b. Indonesia, of all field classifications of Indonesian crude oils then being sold and exported by PERTAMINA, except premiums and except such prices for spot sales;

         Po'     =        U.S.$ 3.24/MMBTU;

   U.S.CPIn      =        in respect of the applicable calendar year, the
                          average of the monthly values of U.S.CPI for the twelve-month period commencing with the month of November, fourteen (14) months prior to the beginning of the applicable calendar year, and ending with the month of October, three (3) months prior to the commencement of the applicable calendar year;

  U.S.CPIo       =        143.8, being the arithmetic average of the monthly
                          values of U.S.CPI for the twelve-month period, November 1992 through October 1993; and

         C       =        U.S.$0.012/MMBTU.

    (b) An adjustment of the LNG Element to reflect any change in U.S.CPI shall be made on and shall be effective as of January 1 of each calendar year, and further adjustments of the LNG Element shall be made as of each effective date on which:

         (i) the realized export prices of more than one of the field classifications of Indonesian crude oils sold by PERTAMINA shall have changed from the respective prices therefor included in the last preceding determination of "A" made pursuant to Section 8.2(a); or

         (ii) two or more field classifications of such crude oils shall have been added to or deleted from the crude oils being sold by PERTAMINA since the date of the last preceding determination of "A" made pursuant to Section 8.2(a).

         Procedures for verifying changes in the realized export prices of all Indonesian crude oils and for determining the effective date of any adjustment of the LNG Element shall be separately agreed upon by the Parties.

    (c) The Parties shall agree separate procedures for handling corrections, revisions or changes in the calculation of U.S.CPI. It is agreed that if at any time the U.S. Department of Labor, Bureau of Labor Statistics discontinues publishing a report on U.S.CPI values, then the Parties shall agree upon an index method that reflects inflation in the United States of America's consumer prices to replace the discontinued U.S.CPI report.

8.3      Transportation Element for Fixed Quantity Periods beginning in 2000

         The Transportation Element to be included in the Contract Sales Price shall be determined on, and with effect from, January 1, of each calendar year, in accordance with the following formula (expressed in U.S.$/MMBTU):

                          TE   =   0.58  x  (1.025)n

         where:  n        =       1 on January 1, 1995 and one higher whole
                                  number on each subsequent January 1.

                 TE       =       the Transportation Element expressed in
                                  U.S.$/MMBTU for the Fixed Quantity Periods beginning in 2000.

8.4      Transportation Element for 1998 and 1999 Fixed Quantity Periods

         Without prejudice to any other provisions of this Contract, the provisions of Section 8.3 shall not apply to determine the Transportation Element to be included in the Contract Sales Price for 1998 and 1999 Fixed Quantities. The Transportation Element to be included in the Contract Sales Price for 1998 and 1999 Fixed Quantities shall be determined on, and with effect from, January 1 of each such year, in accordance with the following formula (expressed in U.S.$/MMBTU):

                          TE   =   0.58  x  (1.025)n

         where:  n        =       1 on January 1, 1995 and one higher whole
                                  number on each subsequent January 1.

                 TE       =       the Transportation Element expressed in
                                  U.S.$/MMBTU for the Fixed Quantity Periods
                                  1998 and 1999.

                         ARTICLE 9 - TRANSFER OF TITLE

The LNG to be sold by Seller and purchased by Buyer hereunder shall be delivered to Buyer at the Delivery Point. Delivery shall be deemed completed and title and risk of loss shall pass from Seller to Buyer as the LNG reaches the Delivery Point.

                       ARTICLE 10 - INVOICES AND PAYMENT

10.1     Invoice and Cargo Documents

         (a) Promptly after completion of unloading of an LNG Tanker, Seller, or its representative, shall furnish to Buyer, or its representative, a certificate of volume unloaded together with such other documents concerning the cargo as may be reasonably requested by Buyer for the purpose of Taiwan customs clearance. Buyer shall complete a laboratory analysis pursuant to Section 13.7 to determine quality and BTU content of the LNG as soon as possible but not later than forty-eight (48) hours after the completion of unloading and shall promptly furnish to Seller or its representative a certificate with respect thereto by telex, telegram or facsimile or by other agreed means of electronic communication.

         (b)     (i)      Promptly upon completion of such analysis, Seller or
                          its representative shall furnish by telex, telegram, or facsimile or by other agreed means of electronic communication to Buyer an invoice, stated in U.S.
                          Dollars, in the amount of the Contract Sales Price for the number of BTUs delivered; and

                 (ii) At the same time Seller shall send to Buyer a hard copy of the invoice together with relevant documents setting forth the basis for the calculation thereof.

         (c) If Buyer has not completed the above mentioned quality and BTU analysis within the forty-eight (48) hour period mentioned above, Seller may furnish a provisional commercial invoice based upon the typical BTU content and typical mole composition analysis of LNG then being delivered to Buyer, and such provisional invoice shall be payable on the due date specified in Section 10.3 subject only to any later adjusting payment which may be called for when the aforesaid analysis has been completed.

10.2     Other Invoices

         Any amount (other than an amount provided for in Section 10.1) due from one Party to the other, including, without limitation, amounts payable pursuant to Section 7.3(a) (on account of Fixed Quantities of LNG required to be purchased but which were not taken by Buyer) and
         Section 7.3(d)(vi), then the Party to whom such moneys are owed shall furnish an invoice therefor together with relevant supporting documents showing the basis for the calculation thereof. The procedure set forth in Section 10.1(b) for sending an invoice by telex, telegram, or facsimile or by other agreed means of electronic communication shall be followed. Such invoices shall be paid in accordance with Section 10.3(b).

10.3     Invoice Due Dates, etc.

         (a)     Each invoice for LNG delivered to Buyer referred to in Section
                 10.1 shall become due and payable by Buyer on the eighth (8th) Business Day in Taiwan after the date on which the invoice has been received by Buyer in Taiwan under Section 10.1(b)(i).

         (b) Each invoice sent pursuant to Section 10.2 shall become due and payable by the Party receiving the invoice within twenty
                 (20) calendar days after the date of  receipt of such invoice.

         (c) Invoices sent by telex shall be deemed received upon receipt of the addressee's answerback to conclude transmission and in the case of facsimile, when the addressee acknowledges receipt of a legible invoice. The Parties shall send invoices hereunder by telex whenever possible.

         (d) If any invoice to Buyer has a due date that is not a Business Day in Taiwan, such invoice shall become due and payable on the next day which is a Business Day in Taiwan.

         (e) If any invoice to Seller has a due date that is not a Business Day in Indonesia, such invoice shall become due and payable on the next day which is a Business Day in Indonesia.

         (f) In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear interest from the due date until paid, at an interest rate, compounded annually, two percent (2%) greater than the Prime Rate in effect from time to time during the period of delinquency. Such interest rate shall be adjusted up or down, as the case may be, to reflect any changes in the Prime Rate as of the dates of such changes in the Prime Rate.

10.4     Payment

         (a) Buyer shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by Buyer pursuant to any invoice issued hereunder to a bank account or accounts in the United States to be designated by Seller. Buyer shall not be responsible for such bank's disbursement of amounts remitted by Buyer to such bank, and Buyer's deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations hereunder for which such amounts were remitted. Each payment by Buyer of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason, including, without limitation, taxes in Taiwan, exchange charges or bank transfer charges.

         (b) Transfer of funds to the bank in the United States, effected from Taiwan before the close of business in Taiwan on or before the due date of any invoice, shall be deemed timely payment notwithstanding that such United States bank cannot credit such transfer as ready funds for a period of up to thirteen (13) hours by reason of the time difference between Taiwan and the United States or for one or more days which are not banking days in the United States.

         (c) Seller shall pay, or cause to be paid, in U.S. Dollars the amounts which become due and payable by Seller pursuant to a
                 Section 10.2 invoice to an account with a bank designated by Buyer. Seller shall not be responsible for the designated bank's disbursement of funds by Seller to Buyer pursuant to this paragraph (c).

10.5     Seller's Rights Upon Buyer's Failure to Make Payment

         If payment of any invoice for quantities of LNG delivered hereunder or for Fixed Quantities of LNG not taken and for which Buyer is obligated to pay hereunder is not made within thirty (30) days after the due date thereof, Seller shall be entitled, upon giving thirty (30) days' written notice to Buyer, to suspend subsequent deliveries to Buyer until the amount of such invoice and interest thereon has been paid, and Buyer shall not be entitled to any make-up rights in respect of such suspended deliveries. Any such suspension shall be without prejudice to any other rights and remedies of Seller arising hereunder or by law or otherwise, including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such suspension or by reason of such default by Buyer.

10.6     Disputed Invoices

         In the event of disagreement concerning any invoice, Buyer shall make provisional payment of the total amount thereof and shall immediately notify Seller of the reasons for such disagreement, except that:

         (i) in the case of obvious error in computation, Buyer shall pay the correct amount disregarding such error; and

         (ii) in the case of any disputed invoice for demurrage incurred at the Unloading Port, Buyer's provisional payment shall be ninety percent (90%) thereof or such greater amount as is not disputed by Buyer.

         Invoices may be contested by Buyer or modified by Seller only if, within a period of ninety (90) days after Buyer's receipt thereof, Buyer serves on Seller notice questioning their correctness. If no such notice is served, invoices shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer to the other, as the case may be, together with a late fee on such overpayment or underpayment at the same rate as provided for in Section 10.3(d) for the period from the due date for payment of the contested invoice until the date such overpayment or underpayment is made.

                              ARTICLE 11 - QUALITY

11.1     Gross Heating Value

         The LNG when delivered by Seller to Buyer shall have, in a gaseous state, a Gross Heating Value of not less than 1100 BTUs per Standard Cubic Foot and not more than 1160 BTUs per Standard Cubic Foot determined in accordance with the quality standards and procedures as provided in Schedule A.

11.2     Components

         The LNG delivered by Seller to Buyer shall, in a gaseous state, contain not less than eighty-five molecular percentage (85 MOL%) of methane (CH4), and, for the components and substances listed below, such LNG shall not contain more than the following:

         A.      Nitrogen (N2), 1.0 MOL %.
         B.      Butanes (C4) and heavier, 2.00 MOL %.
         C.      Pentanes (C5) and heavier, 0.10 MOL %.
         D. Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet (0.25 grains/100 scf).
         E. Total sulfur content, 1.3 grains per 100 Standard Cubic Feet (1.3 grains/100 scf).

         Although the LNG which Seller delivers to Buyer is permitted to contain the sulfur concentrations shown in clauses D and E above, under normal operating conditions at Seller's Facilities, Seller would expect such concentrations to be materially less. Should any question regarding quality of the LNG arise, Seller and Buyer shall consult and cooperate concerning such question.

                ARTICLE 12 - PROGRAMMING AND SHIPPING MOVEMENTS

12.1     Annual Program

         (a) On or before June 15 preceding each Fixed Quantity Period Seller shall notify Buyer of the current estimate of the BTU content of each Cargo to be delivered in such Fixed Quantity Period based to the extent practicable on recent operating experience. Not later than ninety (90) days prior to the beginning of each calendar year, Seller shall give written notice to Buyer of the anticipated quantities of LNG to be available for delivery hereunder from Seller's Facilities in each calendar quarter of the next calendar year, taking into consideration the projected capacity of Seller's Facilities. On or before October 15 of each year in which such notice is given, Buyer shall advise Seller in writing of the quantities Buyer wishes to take during each calendar quarter of the following year, specifying the amount of any Make-Up LNG requested pursuant to Section 7.5, and any Restoration Quantities in excess of Fixed Quantities requested pursuant to
                 Section 7.6(a), and, if known by Buyer, any Allowance it intends to exercise. In addition, by October 15 of each year, Buyer shall request any Make-Good LNG pursuant to Section 7.3(d)(iv). The Parties shall thereupon consult together regarding a programming schedule of quantities to be delivered to Buyer's Facilities during each calendar month during the following year. Thereafter, Seller shall issue by December 1 of the same year a programming schedule ("Annual Program"), which shall take into consideration the anticipated capacity of the Parties' respective facilities, the Coordinated Maintenance Schedule and the shipping schedules. Such Annual Program and the Ninety-Day Schedules referred to below (and any revisions thereof) are intended to assist the Parties in planning their respective operations during the periods involved. The content of the Annual Program and Ninety-Day Schedules shall not reduce the entitlement of any Party during any Fixed Quantity Period to sell, deliver and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under Article 7 to be sold, delivered and paid for during such Fixed Quantity Period. The Parties will each take all appropriate steps to carry out each Annual Program and Ninety-Day Schedule.

         (b)     An Annual Program shall be amended to reflect a request for:

                 (i) Make-Up LNG relating to a Take-or-Pay Quantity paid for in respect of the immediately preceding year;

                 (ii) Make-Good LNG relating to an Allowance exercised in respect of the immediately preceding year; or

                 (iii) Restoration Quantities relating to a Force Majeure Deficiency arising in respect of the immediately preceding year;

                 provided that the requested LNG and the necessary transportation are available and such request is received by Seller not later than January 15 of the year to which such Annual Program relates.

12.2     Ninety-Day Schedules

         Not later than the fifteenth (15th) day of each calendar month, Seller shall, after discussion with Buyer, deliver to Buyer a three-month forward plan of delivery ("Ninety-Day Schedule"), which follows the applicable Annual Program as nearly as practicable and sets forth, by voyages and the projected dates thereof, the pattern of shipments forecast for each of the next three (3) calendar months. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from prior Ninety-Day Schedules so as to maintain as far as practicable the scheduled shipments forecast in the Annual Program.

12.3     Maintenance and Inspection Coordination

         Not later than ninety (90) days prior to the beginning of each calendar year, the Parties shall consult and agree on a program designed to coordinate the anticipated scheduled maintenance and inspection downtime during that calendar year of Buyer's Facilities, Seller's Facilities, and the LNG Tankers. Such program ("Coordinated Maintenance Schedule") will be devised so as to minimize the collective impact of such downtime and maintenance periods on the continuous delivery of LNG hereunder.

                      ARTICLE 13 - MEASUREMENTS AND TESTS

13.1     Parties to Supply Devices

         Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG tankers or customarily maintained on shipboard.

         Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are incorporated in land structures or customarily maintained at LNG unloading facilities.

13.2     Selection of Devices

         Such devices shall be chosen by mutual agreement of the Parties and shall be such as are, at the time of selection, the most accurate and reliable devices in their practical application. The required degree of accuracy of such devices selected shall be mutually agreed upon and verified by the Parties, in advance of their use, and at the request of either Buyer or Seller such degree of accuracy shall be verified by an independent surveyor mutually agreed upon by the Parties. In any event all measuring devices (including those on board an LNG Tanker) shall comply with the maximum permissible tolerances provided for in Schedule A Part III.

13.3     Units of Measurement and Calibration

         The Parties will cooperate closely in the design, selection, and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in Imperial units of measurement or in S.I. units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the Parties shall establish mutually agreeable conversion tables, or, if they are unable to agree, such tables may be established by the procedures provided for resolution of disputes on measurement and testing in Section 13.11. Measurement devices shall be calibrated as follows :

    Measurement           Imperial Units                    S.I. Units
    Volume                Cubic feet                        Cubic Meters
    Temperature           Degrees Fahrenheit                Degrees Kelvin or Celsius
    Pressure              Pounds per square inch            Kilo Pascal or millibar
                          or inches of mercury              or mm mercury
    Length                Feet                              Meters
    Weight                Pounds                            Kilograms
    Density               Pounds per cubic                  Kilograms per Cubic
                          foot                              Meter

13.4     Tank Gauge Tables of LNG Tankers

         Seller shall provide Buyer, or cause Buyer to be provided, with a certified copy of tank gauge tables for each LNG tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank construction and any other items requiring such tables for accuracy of gauging. The Parties shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated. If the LNG tanks of any LNG Tanker suffer distortion of such nature so as to cause a prudent expert to question reasonably the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Seller shall cause Seller's Transporter to notify Buyer and Buyer or Seller may require recalibration of such LNG tanks during any period when the LNG Tanker is out of service for scheduled inspection or repairs. Upon recalibration of the LNG tanks of the LNG Tankers, the same procedures used to provide the original tank gauge tables will be used to provide revised tank gauge tables based upon the recalibration data. The calibration and recalibration of LNG tanks provided for in this Section 13.4 shall constitute the only calibration required for purposes of this Contract.

13.5     Gauging and Measuring LNG Volumes Delivered

         Volumes of LNG delivered pursuant to this Contract shall be determined by gauging the LNG in the LNG tanks of the LNG Tankers before and after unloading.

         Gauging the liquid in the LNG tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature and vapor absolute pressure in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or be caused to be performed, by Seller before and after unloading.

The first gauging and measurements shall be made immediately before the commencement of unloading. The second gauging and measurements shall take place immediately after completion of unloading.

Copies of gauging and measurement records shall be furnished to Buyer.

    A.   Gauging the Liquid Level of LNG
         The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each LNG tank of the LNG Tanker shall be logged and printed on board the LNG Tanker.

    B.   Determination of Temperature
         The temperature of the LNG and of the vapor space in each LNG tank of the LNG Tanker shall be measured by Seller by means of a sufficient number of properly located temperature measuring devices, to permit the determination of average temperatures. Temperatures shall be logged and printed on board the LNG Tanker.

    C.   Determination of Pressure
         The absolute pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tanker. The atmospheric pressure shall be determined and recorded by readings from the standard barometer installed in the LNG Tanker.

    D.   Determination of Density
         Density of the LNG shall be determined by Seller as mutually agreed to by the Parties. Initially, the density of the LNG will be computed by the method described in Schedule A.. Should any improved data, or method of calculation become available which is acceptable to the Parties, such improved data, or method shall then be used.

13.6     Samples for Quality Analysis

         Representative samples of the LNG delivered shall be obtained, or be caused to be obtained, in triplicate by Buyer during the time of unloading and delivery to Buyer. The three (3) samples shall be taken from an appropriate point on Buyer's receiving line as close as possible to the unloading flanges and collected in the gaseous state using the continuous gasification/collection method agreed by the Parties. In addition Buyer shall obtain spot samples during unloading. The method and devices for sampling and the quantity of the samples to be withdrawn, shall be determined by agreement between the Parties to provide for taking representative and adequate samples of the LNG delivered.

         The samples obtained shall be distributed as follows:

         First sample     -       for use for analysis by Buyer receiving the
                                  LNG shipment.

         Second sample    -       for use of Seller.

         Third sample     -       for retention by Buyer for an agreed period,
                                  not to exceed twenty (20) days, during which any dispute as to the accuracy of any analysis shall be raised, in which case the sample shall be further retained until the Parties agree to retain it no longer.

         If it is not possible for any reason to obtain composite samples by the continuous gasification/collection method, the composition of the LNG delivered shall be the arithmetic average of the results obtained by analyses of the spot samples. If it is not possible to obtain such spot samples, an analysis of the LNG loaded at the Loading Port, after adjustment for boil-off measured in respect of the laden voyage, shall be used to determine the composition of the cargo delivered. For this purpose, Seller shall utilize devices comparable to those utilized at Buyer's Facilities and shall employ methods of taking and analyzing the samples at the Loading Port comparable in accuracy to those employed at Buyer's Facilities.

13.7     Quality Analysis

         The samples provided for in Section 13.6 shall be analyzed, or be caused to be analyzed, by Buyer on receiving the LNG shipment to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography in accordance with "G.P.A. Standard 2261, method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography", published by G.P.A., current as of 1990. If better standards for analysis are subsequently adopted by G.P.A. or other recognized competent impartial authority, upon mutual agreement of the Parties, they shall be substituted for the standards then in use, but such substitution shall not take place retroactively.

         The spot samples taken as specified in Section 13.6 shall serve the purpose of fall-back reference in case of failure to obtain a representative composite sample. The composition of the LNG unloaded from the LNG Tanker shall be determined in case of such failure in accordance with the procedure provided for in Section 13.6.

         A calibration of the chromatograph or other analytical instrument used shall be performed by Buyer immediately prior to the analysis of the sample of LNG delivered.

         Buyer shall give advance notice to Seller of the time Buyer intends to conduct a calibration thereof, and Seller shall have the right to have a representative present at each such calibration; provided, however, Buyer shall not be obliged to defer or reschedule any calibration in order to permit the representative of Seller to be present.

         The sample shall be analyzed, or be caused to be analyzed, by Buyer to determine the concentrations of hydrogen sulfide (H2S) and total sulfur referred to in Section 11.2 using the methods described as follows:

         - ASTM D 2784-70 Standard Method of Test for Sulfur in Liquefied Petroleum Cases

                 If the total sulfur content is less than zero decimal twenty-five (0.25 ) grains per 100 Standard Cubic Feet, it shall not be necessary to analyze the sample for hydrogen sulfide.

         - ASTM D 2725-70 Standard Method of Test for Hydrogen Sulfide in Natural Gas (Methylene Blue Method).

13.8     Operating Procedures

         Prior to conducting operations for measurement, gauging and analysis provided in Sections 13.5, 13.6 and 13.7 the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representative reasonable opportunity to be present for all operations and computations; however, the absence of the other Party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed. At the request of either Party, any measurement, gauging and analysis provided for in Sections 13.5,
         13.6 and 13.7 shall be witnessed and verified by an independent surveyor mutually agreed upon by the Parties. The results of such surveyor's verifications shall be made available promptly to each party. All records of measurements and the computation results shall be preserved and available to the Parties for a period of not less than three (3) years after such measurements and computation. A procedure for operation of onboard CTMS equipment shall be developed and mutually agreed during the design phase of the Dedicated LNG Tanker.

13.9     BTU Quantities Delivered

         The quantity of BTUs of LNG delivered from an LNG Tanker shall be calculated by Seller following the procedures described in this
         Section 13.9 and shall be verified by an independent surveyor mutually agreed upon by the Parties.

         A.      Determination of Gross Heating Value
                 The Gross Heating Value of the samples of the LNG shall be determined by computation, in accordance with the method described in Schedule A, on the basis of the molecular composition determined pursuant to Section 13.7 and of the molecular weights and heating values described in "G.P.A. Publication 2145" published by G.P.A., current at the time of computation.

                 If better constants or improved methods for determination of heating value are subsequently adopted by G.P.A. or other recognized competent impartial authority, they shall, upon mutual agreement of the Parties, be substituted therefor, but not retroactively. The Gross Heating Value of the representative sample shall be the conclusive Gross Heating Value for the purpose of determining quantities of BTUs delivered.

         B.      Determination of Volume of LNG Unloaded
                 The LNG volume in the LNG tanks of the LNG Tanker before and after unloading shall be determined by gauging as provided in
                 Section 13.5 on the basis of the tank gauge tables provided for in Section 13.4. The volume of LNG remaining in the LNG tanks of the LNG Tanker after unloading shall then be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG Tanker.

                 If failure of gauging and measuring devices of an LNG Tanker taking the CTMS operating procedure into consideration should cause impossibility of determining the LNG volume, the volume of LNG delivered shall be determined by gauging the liquid level in Buyer's onshore LNG storage tanks immediately before and after unloading the LNG Tanker and such volume shall be increased by adding an estimated LNG volume, agreed upon by the Parties, for boil-off from such onshore LNG storage tanks and related pipelines during the unloading of LNG. Buyer shall provide Seller, or cause Seller to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose verified by a competent impartial authority.

    C.   Determination of BTU Quantities Delivered
         The quantities of BTUs delivered from LNG Tankers shall be computed by Seller by means of the following formula:

         Q       =        V  x  D  x  P  - Qr

         where:
         Q       represents the quantity of the LNG delivered in BTUs.

         V represents the volume of the LNG unloaded, stated in Cubic Meters, determined as provided in Section 13.9 B.

         D represents the density of the LNG unloaded, stated in kilograms per Cubic Meter, as determined in accordance with Schedule A.

         P represents the Gross Heating Value of the LNG unloaded, stated in BTUs per kilogram as determined in accordance with Schedule A.

         Qr represents the quantity in BTUs of the vapor which displaced the volume of LNG unloaded from the LNG tanks of the LNG Tanker.

Physical constants, calculation procedures and examples of BTU determination are provided in Schedule A.

13.10    Verification of Accuracy and Correction for Error

         Accuracy of devices used shall be tested and verified in accordance with a program as recommended by the manufacturer unless superseded by a mutually agreed schedule at any time, if requested by either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party be notified in advance. Testing shall be performed only when the Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by the Parties. At the request of any Party, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by the Parties. Permissible tolerances shall be as defined in Schedule A. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties, as well as adjustment of the device. In the event that the period of error is neither known nor agreed upon, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 13.10 shall not be applied to require the modification of any invoice which has become final pursuant to Section 10.6.

13.11    Disputes

         In the event of any dispute concerning the subject matter of this
         Article 13, including, but not limited to, disputes over selection of the type or the accuracy of measuring devices, their calibration, the result of a measurement, sampling, analysis, computation or method of calculation, such dispute shall be decided by arbitration pursuant to
         Section 16.2.

13.12    Costs and Expenses of Test and Verification

         All costs and expenses for testing and verifying Seller's measurement devices as provided for in this Article 13 shall be borne by Seller, and all costs and expenses for testing and verifying Buyer's measurement devices shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations as provided for in Section 13.8 and 13.9 shall be borne equally by the Parties. When the services of independent surveyors are required and selected by mutual agreement pursuant to Section 13.10, then the fees and charges of such surveyors shall be borne equally by the Parties.

                     ARTICLE 14 - DUTIES, TAXES AND CHARGES

14.1     Buyer's Burden

         Buyer shall pay, bear or reimburse to Seller all taxes, royalties, duties or other imposts which may be levied in Taiwan in respect of LNG delivered under this Contract.

14.2     Seller's Burden

         Seller shall directly or indirectly pay or bear all taxes, royalties, duties or other imposts which may be levied in Indonesia in respect of LNG delivered under this Contract and in respect of LNG Tankers.

14.3     Income Tax

         (a) It is the understanding of the parties that Seller will not be subject to income tax in Taiwan by virtue of the sale of LNG to Buyer pursuant to this Contract. Further, it is the understanding of the parties that under the income tax law of Taiwan, as amended on December 30, 1989 (the "Tax Law"), Seller will not be subject to income tax in Taiwan unless Seller conducts its business in Taiwan in such a manner as to be deemed to be (i) a resident company, (ii) engaged in a trade or business directly, (iii) maintaining a "permanent establishment" or (iv) doing business through a "business agent" (as those terms are defined in the Tax Law).

         (b) Seller agrees, at all times during the term of this Contract and to the extent reasonably practicable, to cooperate in minimizing its liability for Taiwanese income tax; in particular Seller agrees to conduct all business and other activities with or in Taiwan so as not to be deemed to fall within any of the four (4) categories specified in Section 14.3(a).

         (c) If Seller shall become subject to income tax levied or imposed by the government of Taiwan or any subdivision thereof, or any government authority in Taiwan, on any revenues, income or profits (including revenues, income or profits resulting from payments under this Section 14.3(c)) derived from the sale or import of LNG under this Contract ("Taiwanese Tax"), Buyer agrees to indemnify and hold harmless Seller from and against Taiwanese Tax. The foregoing indemnity shall be reduced by the full amount of benefit obtained or obtainable by Seller on its income tax liability in Indonesia, whether as credit or deduction, attributable to the payment by Seller of Taiwanese Tax. By way of example, if Seller is assessed U.S.$1,000 of income tax in Taiwan. which is subject to this indemnity, but Seller becomes entitled to a reduction of U.S.$300 on its Indonesian income tax because of such payment, the amount of the indemnity shall be limited to U.S.$700.

         (d) If following the date of this Contract there shall occur any change in the Tax Law which would result in Taiwanese income tax being levied on Seller with respect to revenues, income or profits resulting from the sale or import of LNG hereunder, Seller shall, upon notice from Buyer, consult with Buyer and take such action as may be reasonably practicable to limit the amount of such Taiwanese income tax. Nothing in this Article 14 shall require Seller to take or forego taking any action which would impair Seller's performance of its obligations or enjoyment of its benefits under this Contract.

                           ARTICLE 15 - FORCE MAJEURE

15.1     Events of Force Majeure

         Neither Seller nor Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance results from any of the following events ("Force Majeure"):

         (a) fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemic;

         (b) war, riot, civil war, blockade, insurrection, act of public enemies or civil disturbance;

         (c)     strike, lockout or other industrial disturbance;

         (d) serious accidental damage to or other serious failure of Seller's Facilities unless such damage or failure is the result of gross negligence on the part of Seller's management;

         (e) serious accidental damage to or other failure of Buyer's Facilities or the facilities for transporting Natural Gas to Buyer's Natural Gas distribution systems unless such damage or failure is the result of gross negligence on the part of Buyer's management;

         (f) the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area expressed in the then most recent Certificate referred to in Section 3.2(a) which can be economically produced have been fully depleted;

         (g) act of government which directly affects the ability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in Section 10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract;

         (h) delay in completion and testing of any stage of the expansion of Seller's Facilities contemplated by Seller in connection with the performance of this Contract so as to prevent the same from becoming operational on a continuing basis, which delay is caused by delay in receiving major items of equipment or materials from the manufacturer or vendor thereof, provided that Seller shall have taken all steps reasonably available to obtain timely delivery of such items including the placing of purchase orders within such time as was prudent under then existing circumstances;

         (i) delay in completion and testing of the vessel intended to be used as the Dedicated LNG Tanker for 2000 to 2017 so as to prevent the same from becoming operational on a continuing basis, provided that Seller shall have taken all steps which could reasonably have been expected and which are necessary to fulfill its responsibility to provide transportation under this Contract; or

         (j) (i) the removal of an LNG Tanker from service due to loss, accidental damage or other serious failure (unless such loss, damage or failure is the result of gross negligence on the part of Seller), or (ii) other unavailability of an LNG Tanker caused by an event beyond the reasonable control of Seller provided that Seller shall have taken all steps which could reasonably have been expected and which are necessary to fulfill its responsibility to provide transportation under this Contract.

         Nothing herein shall relieve Buyer of its obligation to pay for LNG delivered or to make any other payment which has become due and payable under this Contract prior to the occurrence of any of the events described above.

15.2     Notice, Resumption of Normal Performance, etc.

         Immediately upon the occurrence of an event of Force Majeure, the Party whose performance of its obligations hereunder is affected shall give notice thereof to the other Party describing such event and the estimated period during which operations will be suspended or reduced. The Parties shall exercise reasonable diligence to ensure resumption of normal performance under this Contract after the occurrence of any event of Force Majeure (which shall include Seller taking all reasonable steps to provide alternative transportation in the event of Force Majeure affecting an LNG Tanker), and, prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Contract to the extent not affected by such event of Force Majeure.

15.3     Settlement of Industrial Disturbances

         Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

                            ARTICLE 16 - ARBITRATION

16.1     Arbitration

         All disputes arising between the Parties relating to this Contract or the interpretation or performance hereof shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce, effective at the time, by three
         (3) arbitrators appointed in accordance with such Rules. Arbitration shall be conducted in the English language and shall be held at Paris, France, unless another location is selected by mutual agreement of the Parties. The award rendered by the arbitrators shall be final and binding upon the parties concerned.

16.2     Disputes of Technical Nature

         Notwithstanding the terms of Section 16.1, if a dispute of a technical nature arises in connection with the interpretation, performance or non-performance of any of the provisions of Article 13, the Parties shall agree upon the appointment of a competent, impartial authority within ten (10) days of a request by either party for the appointment of such an authority. Failing such agreement, either Party may submit the matter for expert resolution to the National Bureau of Standards of the United States Department of Commerce. All decisions of an authority acting under this Section 16.2 shall be binding on the Parties. Expenses incurred in connection with the services of such authority shall be shared equally by the Parties.

                          ARTICLE 17 - APPLICABLE LAW

This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America. The Parties agree that the U.N. Convention on Contracts for the International Sale of Goods and the Convention on the Limitation Period in the International Sale of Goods shall not apply to this Contract and the respective rights and obligations of the Parties hereunder.

              ARTICLE 18 - AUTHORIZATIONS AND APPROVALS; FINANCING

Seller and Buyer shall use best efforts to obtain all authorizations, approvals and permissions of national and local governments or other competent authorities or bodies which are required for performance of this Contract (the "Authorizations and Approvals"), and will cooperate fully with each other wherever necessary for this purpose. If, Seller or Buyer should fail to obtain the Authorizations and Approvals within six (6) months after the execution of this Contract or should Seller fail to arrange the financing for expansion of Seller's Facilities by January 1, 1997 (the "Financing"), then such Party shall promptly notify the other Party upon such failure, and Seller and Buyer shall consult as to the circumstances pertaining thereto. If, within thirty (30) days after the date of the aforesaid notice, the Parties have not agreed on a postponement of the time within which the Authorizations and Approvals shall be obtained, or Financing arranged then either Seller or Buyer may terminate this Contract by written notice given at any time prior to the date upon which the Authorizations and Approvals are obtained or Financing arranged. The same right of termination and procedures relating thereto shall apply upon the expiration of any postponement period or periods agreed to between the Parties. Termination of this Contract shall be without prejudice to any accrued rights of the Parties arising under this Contract prior to termination.

                          ARTICLE 19 - CONFIDENTIALITY

No Party to this Contract shall use or communicate to third parties the contents of this Contract or other confidential information or documents which may come into the possession of such Party in connection with the performance of this Contract without the prior agreement of the Party or parties to which such information or documents are confidential. This restriction shall not apply to the contents of this Contract, or information or documents, which:

    (i) have fallen into the public domain otherwise than through the act or failure to act of the Party that has obtained them; or

    (ii) are communicated to:

         (A) any of Seller's Suppliers, or any Affiliate (as defined below), with the obligation of the receiving person to maintain confidentiality;

         (B) persons participating in the implementation of this project, such as Seller's Transporter, legal counsel, accountants, other professional, business or technical consultants and advisers, underwriters or lenders, with the obligation of the receiving persons to maintain confidentiality; or

         (C) any governmental agency of the Republic of Indonesia or Taiwan, or having jurisdiction over any of Seller's Suppliers or any Affiliate or Seller's Transporters, provided that such agency has authority to require such disclosure, and that such disclosure is made in accordance with that authority.

As used before, the term "Affiliate" means a company that controls, is controlled by, or is under common control with, a party to this Contract or any of Seller's Suppliers.

                              ARTICLE 20 - NOTICES

All notices and other communications for purposes of this Contract shall be in writing in English, which shall include transmission by telex, facsimile or telegraph, except that notices given from LNG Tankers at sea may be by radio except as otherwise required. Notices and communications shall be directed as follows :

A.  To Seller at the following mail address :

    PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA)
    Attention    :        General Manager, Gas Marketing Department
                          P.O. Box 1012 / JKT
                          Jalan Medan Merdeka Timur No. 1A
                          Jakarta 10110, Indonesia

and at the following Telegraph, Telex and Facsimile  addresses :

    Telegraph    :        PERTAMINA JAKARTA, INDONESIA

    Telex        :        46471 - 45077 - 44441 - 46552 - 46554 - 45347
                          PERTAMINA JAKARTA, INDONESIA

    Facsimile    :        62-21-3458312

B.  To Buyer at the following mail address :

    CHINESE PETROLEUM CORPORATION
    Attention    :        Director of Supply Division
                          83 Chung Hwa Road
                          Taipei, Taiwan

    and at the following Telegraph, Telex and Facsimile addresses:

    Telegraph    :        CHINESE PETROLEUM CORPORATION
                          Chinol Taipei
                          Taipei, Taiwan

    Telex        :        11934 SPCHINOL
                          CHINESE PETROLEUM CORPORATION

    Facsimile    :        886-2-381-4624

The Parties may designate additional addresses for particular communications as required from time to time, and may change any addresses, by notice given thirty (30) days in advance of such additions or changes. Immediately upon receiving communications by telex, facsimile, telegraph or radio, a Party shall acknowledge receipt by the same means, and may request a repeat transmittal of the entire communication or confirmation of particular matters. If the sender receives no acknowledgment of receipt within twenty-four (24) hours, or receives a request for repeat transmittal or confirmation, said Party shall repeat the transmittal or answer the particular request.

                   ARTICLE 21 - JOINT COORDINATING COMMITTEE

Each of the Parties shall promptly appoint representatives to a joint technical and operating committee ("Joint Coordinating Committee"), which shall hold its first meeting within sixty (60) days after the execution of this Contract and thereafter at such intervals as shall be decided upon by the Joint Coordinating Committee. The Joint Coordinating Committee and such other technical representatives as may be designated shall consult together to coordinate plans
(a) relating to additions to or modifications of Seller's Facilities and Buyer's Facilities to accommodate deliveries hereunder; and (b) relating to LNG Tankers so as to assure that such facilities and LNG Tankers are compatible for all purposes and that progress is being made in accordance with the project timetable agreed to between the Parties. Notwithstanding the foregoing, Buyer and Seller shall regularly keep the other informed of its progress with the timely performance of its respective obligations hereunder and in particular shall immediately inform the other of any significant delay envisaged in its respective performance.

                           ARTICLE 22 - MISCELLANEOUS

22.1     Assignment

         Neither this Contract nor any rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller, or by Seller without the prior written consent of Buyer. Any such purported assignment without the aforesaid consent shall be null and void.

22.2     Amendments and Waiver

         (a) This Contract cannot be amended, modified, varied or supplemented except by an instrument in writing signed by the Parties.

         (b) The failure of any Party at any time to require performance of any provision of this Contract shall not affect its right to require subsequent performance of such provision. Waiver by any Party of any breach of any provision hereof shall not constitute the waiver of any subsequent breach of such provision. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement.

22.3     Details of Performance

         Details necessary for performance of this Contract shall be mutually agreed upon by Seller and Buyer.

22.4     Scope

         This Contract supersedes and replaces any provisions on the same subject contained in any other agreement, memorandum or the like between the Parties, whether written or oral, prior to the date of execution hereof.

22.5     Language of the Contract

         This Contract is made and executed in the English language.

22.6     Headings and Subheadings

         The headings and subheadings in this Contract are inserted solely for the sake of convenience and shall not affect the interpretation or construction of this Contract.

22.7     Counterparts

         This Contract shall be executed in identical counterparts, each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same Contract.

IN WITNESS WHEREOF, each of the Parties has caused this Contract to be executed in Jakarta by its duly authorized representative as of the date first above written.


SELLER:                           BUYER:

PERUSAHAAN PERTAMBANGAN           CHINESE PETROLEUM CORPORATION
MINYAK DAN GAS BUMI
NEGARA (PERTAMINA)


By /s/ UNREADABLE                 By /s/ UNREADABLE
   ----------------------            ----------------------
President Director                Chairman of the Board of Directors

                   LNG SALE AND PURCHASE CONTRACT (BADAK VI)
              BETWEEN PERTAMINA AND CHINESE PETROLEUM CORPORATION


The following describes Schedule A to the LNG Sales and Purchase Contract (Badak VI) between Pertamina and Chinese Petroleum Corporation, which is omitted herein, but will be furnished upon request:

Schedule A - Testing and Methods

    Part I - BTU Quantity Determination (setting forth a table of physical constants and the formulae for LNG density determination, gross heating value calculation and total BTU's delivered calculation)

         Table I - Example of LNG Density Calculation

         Table II - Molar Volumes of Individual Components

         Table III - Correction C for Volume Reduction of Mixture

         Table IV - Example of Gross Heating Value (Mass Basis) Calculation

    Part II - Quality Determinations

    Part III - Maximum Permissable Tolerances

    Part IV - Rounding

In addition, Side Letters, dated October 25, 1995, to the LNG Sales and Purchase Contract (Badak VI), (regarding force majeure, additional quantities, mutual incentive sharing and transportation), are omitted herein, but wil be furnished upon request.